NEWS RELEASE

The Hartford Announces First Quarter 2019 Income From Continuing Operations, Net of Tax, Available To Common Stockholders Rose to $625 Million, or $1.71 Per Diluted Share

•
Income from continuing operations, net of tax, available to common stockholders rose to $625 million ($1.71 per diluted share) from $428 million ($1.18 per diluted share) in first quarter 2018, in part due to net realized capital gains including unrealized gains on equity securities in first quarter 2019

•
Core earnings* of $507 million rose 10% from $461 million in first quarter 2018 and core earnings per diluted share* of $1.39 rose 9% from $1.27 due to higher Group Benefits core earnings and lower Corporate core losses, partially offset by lower Property and Casualty (P&C) and Hartford Funds core earnings

•	Book value per diluted share of $38.36 rose 9% from Dec. 31, 2018; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $40.79, up 4%

•	Net income ROE for the trailing 12-month period ended March 31, 2019, which included high catastrophe losses in the second half of 2018, was 13.5% and core earnings ROE for the same period was 11.5%

•
In addition to first quarter results, the company announced that it will purchase an aggregate excess of loss reinsurance treaty that will provide $300 million of coverage for unfavorable prior year loss development at The Navigators Group, Inc. ("Navigators") for a premium of approximately $72 million, after tax, to be incurred in the quarter the acquisition closes

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

HARTFORD, Connecticut, May 1, 2019 – The Hartford (NYSE: HIG) reported first quarter 2019 income from continuing operations, net of tax, available to common stockholders of $625 million, a 46% increase from $428 million in first quarter 2018. On a per diluted share basis, first quarter 2019 income from continuing operations, net of tax, available to common stockholders was $1.71 per diluted share compared with $1.18 per diluted share in first quarter 2018.

The growth in income from continuing operations, net of tax, available to common stockholders was principally due to a change from net realized capital losses in 2018 to net realized capital gains in 2019, primarily driven by appreciation in the value of equity securities from higher equity market levels. Net realized capital gains in first quarter 2019 were $163 million, before tax ($128 million, after tax), compared with net realized capital losses of $30 million, before tax ($23 million, after tax), in first quarter 2018. The impact of net realized capital gains on net income was partially offset by no income from discontinued operations in first quarter 2019, compared with $169 million, after tax, of income from discontinued operations in first quarter 2018.

Core earnings of $507 million in first quarter 2019 increased 10% from $461 million in first quarter 2018, reflecting higher Group Benefits core earnings and lower Corporate core losses offset by lower P&C and Hartford Funds core earnings. The growth in Group Benefits core earnings was driven by lower loss and expense ratios, while the reduction in Corporate core losses reflects income from the company's retained interest in the life and annuity business sold in 2018, higher net investment income and lower interest expense. P&C core earnings in both Commercial Lines and Personal Lines decreased due primarily to higher expenses and lower favorable prior accident year reserve development (PYD). Core earnings per diluted share of $1.39 was up 9% from $1.27 per diluted share, in first quarter 2018.

“First quarter results were strong, and all of The Hartford’s businesses performed well, making meaningful contributions to financial results and the execution of strategic goals,” stated Chris Swift, The Hartford’s Chairman and CEO. “Margins remain in line or better than our expectations, with the increase in the property and casualty expense ratio due to planned investments and marketing spend. In addition, our capital generation and balance sheet remain strong, supporting our plans to begin share repurchases in the second quarter under the $1.0 billion authorization announced this February.”

The Hartford’s President Doug Elliot commented, “This was another solid quarter across the board. Group Benefits earnings were excellent with strong disability results and very good sales in the first quarter. Commercial Lines earnings were in line with expectations, with solid top line growth. Personal Lines earnings were strong with new business premium growth driven by increased marketing initiatives and improved conversion rates. We are looking forward to closing the Navigators acquisition and will hit the ground running day one with our combined organizations."

The Hartford also announced today that, subject to regulatory approval and to be effective after the closing of the acquisition of Navigators, it has entered into a definitive agreement with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., for an aggregate excess of loss reinsurance treaty for Navigators' subsidiaries. The treaty provides up to $300 million of coverage for potential adverse PYD in excess of $100 million above Navigators’ Dec. 31, 2018 loss reserves of $1.8 billion, subject to limited exclusions. The premium paid for the reinsurance treaty is approximately $91 million, before tax, or $72 million, after tax, and will be recorded in the company's net income, but not in core earnings, in the quarter the transaction closes.

“As we discussed at the time of the announcement, we will update our review of Navigators' reserves after closing, using the most recent information available and applying our own judgments and reserve methodologies," stated The Hartford’s Chief Financial Officer Beth Costello. “In order to provide greater certainty about the impact this may have to The Hartford, we decided to purchase from NICO an adverse loss development cover for Navigators' reserves."

March 31, 2019 book value per diluted share was $38.36, up 9% from $35.06 as of Dec. 31 2018, due to a 10% increase in common stockholders' equity resulting primarily from an increase in AOCI over the three month period, as well as net income in excess of stockholder dividends. Book value per diluted share (excluding AOCI) of $40.79 as of March 31, 2019 increased 4% from $39.40 at Dec. 31, 2018. The increase in stockholders' equity, excluding AOCI, was primarily due to higher net income available to common stockholders, which was well in excess of common dividends paid. The company paid $109 million in common stock dividends during first quarter 2019, and did not repurchase any common stock during the quarter, leaving $1.0 billion remaining under its share repurchase authorization, which expires Dec. 31, 2020.

Net income return on equity (ROE)1 was 13.5% in first quarter 2019 compared with net loss ROE of 19.3% in first quarter 2018. The first quarter 2018 net loss ROE was the result of the trailing 12-month net loss of $2,912 million due to several large losses including the fourth quarter 2017 loss on sale of Talcott Resolution, the fourth quarter 2017 charge related to U.S. corporate income tax reform and the second quarter 2017 pension settlement charge. Core earnings ROE* in first quarter 2019 was 11.5%, an increase of 3.7 points from 7.8% in first quarter 2018 due to higher trailing 12-month core earnings, which increased 37% to $1,621 million in first quarter 2019 from $1,187 million in first quarter 2018.

[1] Net income ROE represents net income (loss) available to common stockholders ROE

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Mar 31 2019	Mar 31 2018	Change¹
Net income by segment:
Commercial Lines	$363	$298	22%
Personal Lines	96	89	8%
P&C Other Operations	23	17	35%
Property & Casualty	482	404	19%
Group Benefits	118	54	119%
Hartford Funds	30	34	(12)%
Sub-total	630	492	28%
Corporate	—	105	(100)%
Net income	$630	$597	6%
Less: Income from discontinued operations, net of tax	—	169	(100)%
Income from continuing operations, net of tax	$630	$428	47%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	160	(30)	NM
Less: Integration and transaction costs associated with acquired business, before tax	(10)	(12)	17%
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	(32)	9	NM
Less: Preferred stock dividends	5	—	NM
Core earnings	$507	$461	10%
Net income available to common stockholders	$625	$597	5%
Weighted average diluted common shares outstanding	364.7	363.9	—%
Income from continuing operations, net of tax, available to common stockholders per diluted share[2]	$1.71	$1.18	45%
Net income available to common stockholders per diluted share[2]	$1.71	$1.64	4%
Core earnings per diluted share[2]	$1.39	$1.27	9%
Select financial measures:
Common shares outstanding and dilutive potential common shares	365.1	364.5	—%
Book value per diluted share	$38.36	$36.06	6%
Book value per diluted share (excluding AOCI)*	$40.79	$36.71	11%
Net income (loss) available to common stockholders ROE[3], last 12-months	13.5%	(19.3)%	32.8
Core earnings ROE[3], last 12-months*	11.5%	7.8%	3.7

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]
Includes dilutive potential common shares; for income (loss) from continuing operations, net of tax, available to common stockholders per diluted share, the numerator is income from continuing operations, after tax, less preferred dividends

[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

FIRST QUARTER 2019 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Mar 31 2019	Mar 31 2018	Change¹
Core earnings (losses)
P&C segments:
Commercial Lines	$274	$302	(9)%
Personal Lines	82	89	(8)%
P&C Other Operations	16	17	(6)%
Property & Casualty	372	408	(9)%
Group Benefits	122	85	44%
Hartford Funds	28	34	(18)%
Sub-total	522	527	(1)%
Corporate	(15)	(66)	77%
Total	$507	$461	10%
Select business metrics:
Commercial Lines
Combined ratio	96.1	93.3	2.8
Impact of catastrophes and PYD on combined ratio	3.3	2.9	0.4
Underlying combined ratio*	92.7	90.4	2.3
Personal Lines
Combined ratio	93.2	92.2	1.0
Impact of catastrophes and PYD on combined ratio	4.2	2.5	1.7
Underlying combined ratio	89.1	89.8	(0.7)
Group Benefits
Loss ratio	74.7%	77.4%	(2.7)
Expense ratio	23.4%	24.0%	(0.6)
Net income margin	7.7%	3.6%	4.1
Core earnings margin*	8.0%	5.6%	2.4
Hartford Funds
Mutual fund and exchange-traded products (ETP) net flows	$874	$678	29%
Total Hartford Funds assets under management (AUM)	$117,589	$115,497	2%

Commercial Lines

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Commercial Lines written premiums of $1.9 billion were up 5% from first quarter 2018 with increases from all three businesses, while earned premiums rose 4% to $1.8 billion from $1.7 billion in first quarter 2018

◦
Small Commercial written premiums increased 4% from first quarter 2018 driven by 11% growth in new business and higher retention. The Foremost renewal rights agreement that was effective in July 2018 contributed to strong growth in new business

◦	Middle Market written premiums increased 7% from first quarter 2018 due to higher renewal premium in most lines driven by renewal written price increases and higher retention

◦	Specialty Commercial written premiums were up 10% compared with first quarter 2018 primarily resulting from increases in bond and financial products

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Commercial Lines net income of $363 million increased 22% from $298 million in first quarter 2018 primarily due to net realized capital gains of $91 million, after tax, including unrealized gains on equity securities in first quarter 2019 compared with net realized capital losses of $6 million, after tax in first quarter 2018

•	Core earnings of $274 million decreased 9% from $302 million in first quarter 2018 due to a lower underwriting gain*, while net investment income was relatively flat year-over-year

◦
The underwriting gain of $70 million decreased from $114 million in first quarter 2018 principally due to the impact of higher current accident year losses and loss adjustment expenses, higher underwriting expenses and lower net favorable PYD, offset in part by the effect of higher earned premiums. Current accident year catastrophe losses of $70 million, before tax, were essentially flat compared to $69 million, before tax, in first quarter 2018

◦
The underlying underwriting gain* of $130 million decreased 21% from $164 million in first quarter 2018 due to lower margins on workers' compensation and higher underwriting expenses, consistent with expectations, and higher property losses, partially offset by the effect of higher earned premiums

◦
Net investment income, before tax, was $259 million, relatively flat with first quarter 2018, as higher investment yields were offset by lower limited partnerships and other alternative investments (LPs)

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The combined ratio of 96.1 was 2.8 points higher than 93.3 in first quarter 2018 primarily due to a 2.3 point increase in the underlying combined ratio and lower net favorable PYD by 0.5 point; current accident year catastrophe losses were largely consistent with the prior year period at 3.9 points in first quarter 2019 and 4.0 points in first quarter 2018. The combined ratios for Small Commercial and Middle Market increased by 2.6 points and 4.7 points, respectively, while the combined ratio for Specialty Commercial decreased by 2.9 points

◦
The underlying combined ratio of 92.7 was 2.3 points higher than first quarter 2018, reflecting a 1.6 point increase in the current accident year loss and loss adjustment expense ratio before catastrophes and a 0.6 point increase in the expense ratio

–	The increase in current accident year loss and loss adjustment expense ratio before catastrophes was principally due to higher loss ratios in workers' compensation and higher property losses

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The increase in the expense ratio reflected higher operating expenses consistent with the company's digital and technology initiatives, partially offset by reductions in estimated premium taxes and state assessments

◦	Small Commercial underlying combined ratio increased by 1.6 points to 89.1 driven by higher underwriting expenses and a higher workers' compensation loss ratio

◦	Middle Market underlying combined ratio rose by 4.5 points to 96.7 principally due to higher property and workers' compensation loss ratios and a higher underwriting expense ratio

◦	Specialty Commercial underlying combined ratio of 96.2 was 1.3 points better than first quarter 2018 primarily due to a lower expense ratio

Personal Lines

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Personal Lines written premiums of $771 million declined 4% from first quarter 2018 as strong new business premium growth, renewal written price increases, and improved retention rates did not fully offset the loss of premium from non-renewals. In first quarter 2019, new business premium of $72 million rose $26 million, or 57%, over first quarter 2018, reflecting the impact of the company's increased marketing efforts over the past year. Premium retention improved for auto to 87% from 85% in first quarter 2019 while homeowners' premium retention was relatively flat at 89%

•
Personal Lines net income of $96 million increased 8% from $89 million in first quarter 2018 due to net realized capital gains of $15 million, after tax, in first quarter 2019 compared with no net realized capital gains or losses, after tax, in first quarter 2018

•
Core earnings of $82 million were down 8% from $89 million in first quarter 2018 principally due to a $13 million, before tax, decrease in the underwriting gain that was driven by a 7% decline in earned premiums and a 1.0 point increase in the combined ratio. The underlying underwriting gain was $87 million, essentially flat with first quarter 2018

◦
The combined ratio of 93.2 increased from 92.2 in first quarter 2018 primarily due to a 1.4 points decline in net favorable PYD and a 0.3 point increase in the current accident year catastrophe loss ratio

◦
The underlying combined ratio of 89.1 was 0.7 point better than first quarter 2018, as a 2.6 point increase in the expense ratio largely due to planned marketing and sales expenses was more than offset by a 3.3 point improvement in the current accident year loss and loss adjustment expense ratio before catastrophes, reflecting improvement in both auto and homeowners

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The auto combined ratio of 93.1 was flat with first quarter 2018 as a higher expense ratio and lower net favorable PYD were offset by lower current accident year losses. The auto underlying combined ratio of 93.6 was 0.6 points better than in first quarter 2018 due to earned pricing increases in excess of loss cost trends

•
The homeowners combined ratio rose 3.3 points to 93.1 from 89.8 in first quarter 2018 primarily due to a 3.2 point change in PYD with first quarter 2019 net unfavorable PYD of 2.1 points compared with net favorable PYD of 1.1 points in first quarter 2018. The homeowners underlying combined ratio was 78.4, a 0.5 point improvement over first quarter 2018 primarily due to earned pricing increases and lower fire, water and weather-related losses, offset in part by a higher expense ratio

Group Benefits

•	Fully insured ongoing premiums, excluding buyouts, of $1.4 billion were flat with first quarter 2018 due to lower sales, offset by strong persistency

◦	Fully insured ongoing sales, excluding buyouts, of $407 million were down 10% from $454 million in first quarter 2018, which included significant new sales from the New York Paid Family Leave product

•
Group Benefits net income of $118 million grew significantly from $54 million in first quarter 2018 due to a $37 million increase in core earnings and a change to net realized capital gains of $3 million, after tax, in first quarter 2019 from net realized capital losses of $20 million, after tax, in first quarter 2018

◦	The net income margin rose to 7.7% from 3.6% in first quarter 2018 as a result of the increase in net income

•	Core earnings were $122 million, up $37 million or 44%, from $85 million in first quarter 2018 primarily due to lower disability losses and lower expenses

◦	The core earnings margin was 8.0% compared with 5.6% in first quarter 2018

•
The total loss ratio of 74.7% improved 2.7 points from first quarter 2018 due to a significant reduction in the group disability loss ratio, which was partially offset by a slight increase in the group life loss ratio

◦
The 5.3 point decrease in the group disability loss ratio from first quarter 2018 was due primarily to continued favorable incidence trends on current and prior incurral years and, to a lesser extent, strong recoveries driving favorable development on prior incurral year reserves

◦
The 0.4 point increase in the group life loss ratio from first quarter 2018 was due to higher mortality experience, partially offset by favorable prior incurral year development on group life premium waiver

•	The expense ratio of 23.4% decreased 0.6 point from first quarter 2018 primarily driven by lower state taxes and assessments and lower intangible asset amortization

Hartford Funds

•
Hartford Funds reported net income of $30 million and core earnings of $28 million, down from net income and core earnings of $34 million in first quarter 2018 primarily due to lower fee income resulting from a 4% decrease in average daily assets under management (AUM) compared with first quarter 2018

•
Hartford Funds AUM at March 31, 2019, rose to $118 billion, up 2% from March 31, 2018 primarily due to higher market values in first quarter 2019, offset by decreases in Talcott Resolution life and annuity separate account AUM. Hartford Funds AUM rose 12% from Dec. 31, 2018, due to strong equity market performance and positive net flows

◦	Mutual fund and ETP net inflows totaled $0.9 billion in first quarter 2019, compared with net inflows of $0.7 billion in first quarter 2018

Corporate

•
Net loss available to common stockholders was $5 million in first quarter 2019 compared with net income available to common stockholders of $105 million in first quarter 2018, which included $169 million of income from discontinued operations, net of tax

•
Corporate core losses declined $51 million, after tax, to $15 million from $66 million in first quarter 2018 due to an increase in other revenue, higher net investment income and lower interest expense

◦
Other revenue was $34 million in first quarter 2019 as a result of $28 million, before tax, of income related to the company's 9.7% equity ownership in Hopmeadow Holdings, the acquirer of Talcott Resolution

◦
Net investment income of $24 million, before tax, increased significantly from $7 million, before tax, in first quarter 2018 due to higher average invested assets, including proceeds from the sale of Talcott Resolution, and higher short-term interest rates

SELECT INVESTMENT INCOME AND PORTFOLIO DATA

($ in millions)	Three Months Ended
	Mar 31 2019	Mar 31 2018	Change
Net investment income	$470	$451	4%
Annualized investment yield, before tax	4.1%	4.2%	(0.1)
Annualized investment yield, before tax, excluding LPs*	3.7%	3.7%	—
Annualized LP yield, before tax	13.4%	18.6%	(5.2)
Annualized investment yield, after tax	3.4%	3.5%	(0.1)
P&C net investment income	$323	$322	—%
P&C annualized investment yield, before tax	4.2%	4.3%	(0.1)
P&C annualized investment yield, before tax, excluding LPs*	3.8%	3.7%	0.1
P&C annualized investment yield, after tax	3.6%	3.5%	0.1
Group Benefits net investment income	$121	$121	—%
Group Benefits annualized investment yield, before tax	4.2%	4.3%	(0.1)
Group Benefits annualized investment yield, before tax, excluding LPs*	3.9%	3.8%	0.1
Group Benefits annualized investment yield, after tax	3.4%	3.5%	(0.1)

First quarter 2019 consolidated net investment income rose 4% to $470 million, before tax, from $451 million, before tax, in first quarter 2018. The growth was due to a higher level of invested assets in Corporate and P&C, in addition to reinvestment rates above the sales and maturity yield over the past year and higher short-term interest rates. These factors were partially offset by lower income from LPs as first quarter 2019 investment income from LPs was $56 million, before tax, down 23% from $73 million, before tax, in first quarter 2018. Reflecting a generally benign credit environment, net impairment losses were $2 million, before tax, in the quarter, compared with no impairment losses in first quarter 2018.

The annualized investment yield, before tax, was 4.1% for first quarter 2019, down slightly from 4.2% in first quarter 2018 principally due to lower returns on LPs. The annualized investment yield, after tax, also decreased slightly, from 3.5% in first quarter 2018 to 3.4% in first quarter 2019, for the same reason. LPs produced a strong annualized before tax return of 13.4% in first quarter 2019, but lower than an exceptionally strong level of 18.6% in first quarter 2018. Excluding LPs, the annualized investment yield, before tax, was flat compared with first quarter 2018 at 3.7% for both periods.

The P&C annualized investment yield, before tax, was 4.2% in first quarter 2019, down slightly from 4.3% in first quarter 2018 due principally to lower returns on LPs, which were 13.0% in P&C compared with 17.0% in the prior year quarter. The P&C annualized yield, after tax, was 3.6%, up slightly from 3.5% in first quarter 2018 and the P&C annualized investment yield, after tax, excluding LPs, was also up slightly to 3.2% from 3.1%, both due to higher reinvestment and short-term rates.

The Group Benefits annualized investment yield, before tax, was 4.2% in first quarter 2019, down slightly from 4.3% in first quarter 2018 principally due to lower returns on LPs, which were 15.6% in first quarter 2019, down from 28.3% in first quarter 2018. The Group Benefits annualized investment yield, after tax, was 3.4%, also down slightly from 3.5% in first quarter

2019 due to LP returns. The annualized investment yield, after tax, excluding LPs was flat at 3.2% in both periods.

CONFERENCE CALL
The Hartford will discuss its first quarter 2019 financial results on a webcast at 8 a.m. EDT on Thursday, May 2, 2019. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2019, and the First Quarter 2019 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contact
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,777	$799	$—	$1,364	$—	$—	$3,940
Fee income	9	9	—	45	238	13	314
Net investment income	259	42	22	121	2	24	470
Other revenues	—	19	—	—	—	34	53
Net realized capital gains	115	19	9	5	2	13	163
Total revenues	2,160	888	31	1,535	242	84	4,940
Benefits, losses, and loss adjustment expenses	1,097	533	—	1,053	—	2	2,685
Amortization of DAC	274	65	—	13	3	—	355
Insurance operating costs and other expenses	345	170	3	315	202	13	1,048
Interest expense	—	—	—	—	—	64	64
Amortization of other intangible assets	2	1	—	10	—	—	13
Total benefits and expenses	1,718	769	3	1,391	205	79	4,165
Income before income taxes	442	119	28	144	37	5	775
Income tax expense	79	23	5	26	7	5	145
Income from continuing operations, after tax	363	96	23	118	30	—	630
Net income	363	96	23	118	30	—	630
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	363	96	23	118	30	(5)	625
Less: Net realized capital losses, excluded from core earnings, before tax	113	18	9	5	2	13	160
Less: Integration and transaction costs, before tax	(1)	—	—	(9)	—	—	(10)
Less: Income tax expense	(23)	(4)	(2)	—	—	(3)	(32)
Core earnings (losses)	$274	$82	$16	$122	$28	$(15)	$507

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,711	$859	$—	$1,357	$—	$—	$3,927
Fee income	9	10	—	44	258	2	323
Net investment income	258	40	24	121	1	7	451
Other revenues	1	19	—	—	—	—	20
Net realized capital gains (losses)	(8)	—	(1)	(25)	—	4	(30)
Total revenues	1,971	928	23	1,497	259	13	4,691
Benefits, losses, and loss adjustment expenses	1,021	587	—	1,085	—	2	2,695
Amortization of DAC	257	71	—	10	4	—	342
Insurance operating costs and other expenses	327	159	3	321	212	15	1,037
Interest expense	—	—	—	—	—	80	80
Amortization of other intangible assets	—	1	—	17	—	—	18
Total benefits and expenses	1,605	818	3	1,433	216	97	4,172
Income (loss) before income taxes	366	110	20	64	43	(84)	519
Income tax expense (benefit)	68	21	3	10	9	(20)	91
Income (loss) from continuing operations, after tax	298	89	17	54	34	(64)	428
Income from discontinued operations, after tax	—	—	—	—	—	169	169
Net income	298	89	17	54	34	105	597
Less: Net realized capital gains (losses), excluded from core earnings, before tax	(6)	(1)	(1)	(26)	—	4	(30)
Less: Integration and transaction costs, before tax	—	—	—	(12)	—	—	(12)
Less: Income tax benefit (expense)	2	1	1	7	—	(2)	9
Less: Income from discontinued operations, after tax	—	—	—	—	—	169	169
Core earnings (losses)	$302	$89	$17	$85	$34	$(66)	$461

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2019, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments.

	Three Months Ended
	Mar 31 2019	Mar 31 2018	Mar 31 2019	Mar 31 2018	Mar 31 2019	Mar 31 2018
	Consolidated		P&C		Group Benefits
Annualized investment yield	4.1%	4.2%	4.2%	4.3%	4.2%	4.3%
Less: Impact on annualized investment yield of limited partnerships and other alternative investments	0.4%	0.5%	0.4%	0.6%	0.3%	0.5%
Annualized investment yield excluding limited partnerships and other alternative investments	3.7%	3.7%	3.8%	3.7%	3.9%	3.8%

Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Mar 31 2019	Dec 31 2018	Change
Book value per diluted share	$38.36	$35.06	9%
Less: Per diluted share impact of AOCI	$(2.43)	$(4.34)	44%
Book value per diluted share (excluding AOCI)	$40.79	$39.40	4%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, integration and transaction costs in connection with an acquired business, loss on extinguishment of debt, gains and losses on reinsurance transactions, income tax benefit from reduction in deferred income tax valuation allowance, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax) that tend to be highly variable from period to period based on capital market conditions.
The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Core earnings are net of preferred stock dividends declared since they are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss),net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2019 and 2018, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2019.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2019 and 2018, is set forth below.

	Three Months Ended
Margin	Mar 31 2019	Mar 31 2018	Change
Net income margin	7.7%	3.6%	4.1
Less: Net realized capital gains (losses) excluded from core earnings, before tax	0.3%	(1.7)%	2.0
Less: Integration and transaction costs associated with acquired business, before tax	(0.6)%	(0.8)%	0.2
Less: Income tax benefit	—%	0.5%	(0.5)
Core earnings margin	8.0%	5.6%	2.4

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss), available to common stockholders per diluted common share and income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share are the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share or income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share, income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2019 and 2018 is provided in the table below.

	Three Months Ended
	Mar 31 2019	Mar 31 2018	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.71	$1.64	4%
Less: income from discontinued operations, after tax	—	0.46	(100)%
Income from continuing operations, net of tax, available to common stockholders	$1.71	$1.18	45%
Less: Net realized capital gains (losses), excluded from core earnings, before tax	0.44	(0.08)	NM
Less: Integration and transaction costs associated with an acquired business, before tax	(0.03)	(0.03)	—%
Less: Income tax benefit (expense) on items excluded from core earnings	(0.09)	0.02	NM
Core earnings per share	$1.39	$1.27	9%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (“ROE”). Net income (loss) available to common stockholders ROE ("net income (loss) ROE) is calculated by dividing (a) net income (loss) available to common stockholders for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2019	Mar 31 2018
Net income (loss) available to common stockholders ROE	13.5%	(19.3)%
Less: Net realized capital gains excluded from core earnings, before tax	0.5	0.7
Less: Pension settlement, before tax	—	(5.0)
Less: Integration and transaction costs associated with an acquired business, before tax	(0.3)	(0.2)
Less: Income tax benefit (expense) on items not included in core earnings	0.3	(4.3)
Less: Income (loss) from discontinued operations, after tax	1.1	(18.4)
Less: Impact of AOCI, excluded from core earnings ROE	0.4	0.1
Core earnings ROE	11.5%	7.8%

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments.

	Three Months Ended
	Mar 31 2019	Mar 31 2018	Mar 31 2019	Mar 31 2018	Mar 31 2019	Mar 31 2018
	Consolidated		P&C		Group Benefits
Total net investment income	$470	$451	$323	$322	$121	$121
Less: Income from limited partnerships and other alternative assets	56	73	46	58	10	15
Net investment income excluding limited partnerships and other alternative investments	$414	$378	$277	$264	$111	$106

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "First Quarter 2019 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended March 31, 2019 and 2018, is set forth below:

Underlying underwriting gain (loss): represents underwriting gain (loss) before current accident year catastrophes and PYD. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended March 31, 2019 and 2018, is set forth below:

PROPERTY & CASUALTY

	Three Months Ended
	Mar 31 2019	Mar 31 2018
Net income	$482	$404
Less: Net investment income	323	322
Less: Net realized capital gains (losses)	143	(9)
Less: Net servicing and other income	2	5
Add back: Income tax expense	107	92
Underwriting gain (loss)	121	178
Add back: Current accident year catastrophes	104	103
Add back: Prior accident year development	(11)	(32)
Underlying underwriting gain	$214	$249

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2019	Mar 31 2018
Net income	$363	$298
Less: Net servicing loss	(1)	—
Less: Net investment income	259	258
Less: Net realized capital gains (losses)	115	(8)
Less: Other income (expense)	(1)	2
Add back: Income tax expense	79	68
Underwriting gain	70	114
Add back: Current accident year catastrophes	70	69
Add back: Prior accident year development	(10)	(19)
Underlying underwriting gain	$130	$164

PERSONAL LINES

	Three Months Ended
	Mar 31 2019	Mar 31 2018
Net income	$96	$89
Less: Net servicing income	3	4
Less: Net investment income	42	40
Less: Net realized capital gains	19	—
Less: Other income (expense)	1	(1)
Add back: Income tax expense	23	21
Underwriting gain	54	67
Add back: Current accident year catastrophes	34	34
Add back: Prior accident year development	(1)	(13)
Underlying underwriting gain	$87	$88

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the change in or replacement of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; failure to complete our proposed acquisition of The Navigators Group, Inc. may cause volatility in our securities; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of changes in regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.